Exhibit (j)(1)

CONSENT OF DECHERT LLP

August 1, 2012

TIAA-CREF Funds
730 Third Avenue
New York, NY 10017-3206

Re:	TIAA-CREF Funds (“Trust”)

(File Nos. 333-76651 and 811-09301)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 58 to the Trust’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP